UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 4, 2016

American Superconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-19672	04-2959321
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 Jackson Road Devens, Massachusetts	01434
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 842-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

License and Sublicense Agreement

On March 4, 2016, American Superconductor Corporation (the “Company”) and BASF Corporation (“BASF”) entered into a License and Sublicense Agreement (the “Agreement”). Under the Agreement, the Company has agreed to grant to BASF (i) a non-exclusive worldwide license to a specified portion of the Company’s second generation (“2G”) high temperature superconductor (“HTS”) wire patents; and (ii) a non-exclusive worldwide sublicense to certain sublicensed 2G HTS wire patents, to manufacture, have manufactured, use, sell and have sold 2G HTS wire having at least one buffer layer which is produced utilizing a chemical solution deposition based process (together, the “License”). The Agreement provides that the grant of the License becomes effective after BASF makes an upfront, one-time license fee payment of $3 million to the Company within ten (10) days after execution of the Agreement. Under the Agreement, BASF will pay royalties to the Company on annual net sales of 2G HTS wire covered by the License, subject to certain thresholds specified in the Agreement.

The term of the Agreement will commence on the Agreement effective date and will continue until the last to expire licensed patent. Either party may terminate the Agreement upon the occurrence of certain events, including, without limitation, the other party’s material breach of its obligations under the Agreement, and the failure by such breaching party to remedy such breach within the timeframe required under the Agreement. In addition, BASF may terminate the Agreement without cause upon prior written notice to the Company within the timeframe required under the Agreement.

Joint Development Agreement

On March 4, 2016, the Company entered into a Joint Development Agreement with BASF (the “JDA”). Under the JDA, the Company and BASF have agreed to jointly and collaboratively enable the research and development of solution based 2G HTS wire product. The JDA provides that it will become effective after BASF makes an initial payment of $2 million to the Company within ten (10) days after execution of the JDA (the “Initial Payment”).

The term of the JDA will commence on the JDA effective date and will continue for three (3) years thereafter (the “Initial Term”). The term of the JDA may be extended for an additional one (1) year period after the Initial Term (the “Extended Term”) upon the mutual written agreement of the parties.

During the Initial Term, the JDA provides that BASF will make payments to the Company to cover work performed by the Company in the aggregate amount of $6 million as follows: (i) the Initial Payment, (ii) $2 million in 2017, and (iii) $2 million in 2018. If the parties mutually agree to the Extended Term, then BASF is required to pay the Company $1 million in 2019.

Either the Company or BASF may terminate the JDA upon the occurrence of the other party’s material breach of its obligations under the JDA, and the failure of such breaching party to remedy such breach within the timeframe required under the JDA. In addition, BASF may terminate the JDA without cause upon prior written notice to the Company within the timeframe required under the JDA. If BASF terminates the JDA for either of the foregoing reasons on or prior to August 31, 2018, then BASF shall owe all remaining amounts payable through the Initial Term. If BASF terminates the JDA for either of the foregoing reasons after August 31, 2018, then BASF shall owe all remaining amounts payable through the Extended Term.

In the event that BASF terminates the JDA due to either (i) the Company’s breach of its resource commitments under the JDA workplan, and failure to cure such breach within the timeframe required under the JDA, or (ii) the commencement of insolvency or similar proceedings by the Company, then BASF’s obligation to make the remaining amounts payable under the JDA shall cease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: March 8, 2016	By:	/s/ David A. Henry
David A. Henry
Executive Vice President and Chief Financial Officer

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